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Date: August 14, 2007                     /s/ Thomas G. Mackay
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                                          Thomas G. Mackay
                                          Trust officer of The Corporate Trustee


* The statements of cash receipts and disbursements reflect only cash transactions and do not include transactions that would be recorded in financial statements presented on the accrual basis of accounting. The Trust is required to distribute all funds received. Accordingly, the Trust has not prepared any statements of financial condition or cash flows.